UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: June 14, 2006

GENTEX CORPORATION
(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	0-10235 (Commission File Number)	38-2030505 (IRS Employer Identification No.)

600 North Centennial Street Zeeland, Michigan (Address of principal executive offices)	49464 (Zip Code)

Registrant’s telephone number, including area code: (616) 772-1800

_________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[_]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[_]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Section 1.      Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

Gentex Corporation (the “Company”) previously announced (on April 12, 2006) that Enoch Jen, 54, the Company’s Vice President – Finance and Chief Financial Officer, was promoted to Senior Vice President and would retain the role of Chief Financial Officer until January 2, 2007, and that on January 2, 2007, Steven Dykman, 40, currently the Company’s Treasurer and Director of Accounting and Finance, will assume the role of the Company’s Chief Financial Officer.

In February 2006, Mr. Jen provided notice of his intent to retire effective January 2, 2007, which the Company announced on February 15, 2006. Based upon an agreement reached and formalized with the Company on June 9, 2006, the Company announced that Mr. Jen now plans to retire as Senior Vice President effective January 2, 2008, and has agreed to work on a part-time consulting basis for the Company through March 31, 2009. Mr. Dykman will still assume the role of the Company’s Chief Financial Officer as of January 2, 2007.

On June 9, 2006, the Compensation Committee of the Board of Directors of the Company agreed that Mr. Jen will receive a base salary of $210,000, retroactive to April 17, 2006, and that he will remain eligible for a profit-sharing bonus and a discretionary bonus, which bonuses are available to all salaried employees and officers generally and which in operation provide for the same method of allocation of benefits between management and non-management participants. In addition, the Compensation Committee also agreed that Mr. Jen will receive a 25,000-share stock option grant on the date of the next regularly scheduled quarterly Compensation Committee meeting at which grants are made. Any future stock option or restricted stock grants will be made in accordance with the Company’s plans at Mr. Jen’s next regularly scheduled grant date in March of 2007.

Mr. Jen has no family relationships with any director or executive officer of the Company. He does not have a written employment agreement and will continue to be an at-will employee as is the case with all employees of the Company.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: June 14, 2006	GENTEX CORPORATION (Registrant) By /s/ Fred Bauer —————————————— Fred Bauer Its Chairman of the Board and Chief Executive Officer